Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Devon Energy Corporation:
We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our audit report on the consolidated financial statements refers to the 2007 changes in accounting principles related to adoption of fair value accounting standards, the recognition of income tax contingencies, and a change in measurement date of defined benefit pension and other postretirement benefit plan assets and liabilities.
/s/ KPMG LLP
KPMG LLP
Oklahoma City, OK
June 3, 2009